TF FINANCIAL CORPORATION

August 2013

Dear Shareholder:

Enclosed is our latest earnings release, including results for the second quarter of 2013. As noted in the release, our Company produced $1.8 million of net income during the quarter, up a healthy 44% over the second quarter of 2012 and a 47% increase over the first quarter of this year. This is very encouraging earnings growth and a good indication that we have moved successfully through the economic downturn that has plagued community banks for the past three years. While we are cautiously optimistic that the local economy across our footprint is on the mend and our loan problems are largely behind us, we intend to work diligently to fully reduce nonperforming assets to pre-recession levels and believe we can accomplish this goal over the next few quarters.

In the meantime, as our loan workout team addresses the remaining problem loans and real estate acquired through foreclosure and ultimately disposes of these assets from our books, we see good opportunities to originate new loans during the rest of this year and beyond. All community banks face stiff competition to grow their loan portfolios and, ultimately, earnings as we move forward. Loan demand is still not robust and pricing is very competitive in our markets. However, we are seeing a growing rebound on both the commercial and small business lending fronts.

To position the Company to take advantage of developing lending opportunities, we recently expanded our commercial lending staff, including the addition of a new senior commercial lending officer. We expect to see an advance in third quarter loan growth, based on current and new activity that is already moving into the loan pipeline.

Moreover, we completed our acquisition of Roebling Financial Corp, Inc. and its subsidiary, Roebling Bank, on July 2, 2013, which we expect to create solid opportunities to grow loans and other customer relationships. As a result of the acquisition, we have expanded our footprint in New Jersey with five new branch locations in Burlington and Ocean Counties, New Jersey – two great new market areas that we already know well and are contiguous to where we already operate. The combined company will have nearly $875 million in assets and 18 branches. At March 31, 2013, Roebling had total assets of $156 million and deposits of $133 million. The addition of Roebling should further boost our ability to grow loans and deposits in this highly competitive community banking market, especially as we will be able to offer a variety of new services to former Roebling customers, including better internet banking products.

Two quarter-end developments of note to our shareholders include your Board of Directors' decision to declare a quarterly dividend of $0.10 per share, up from the previous quarterly dividend of $0.05 per share, payable on August 15, 2013 to shareholders of record on August 8, 2013. In light of our continuing momentum during 2013, we felt it was prudent to increase our return of capital to our shareholders.

Also, we announced that the Board of Directors approved resuming stock repurchases under previously announced stock repurchase plans which have not been fully completed. The stock repurchases will cover up to 101,957 shares, or approximately 3.2% of the Company's outstanding shares of common stock. The repurchased shares will become treasury stock and be available for the Company's stock benefit plans and for general corporate purposes. The repurchases will be made from time to time in open-market purchases or privately-negotiated transactions, subject to the availability of shares, and at prices and in amounts determined by the Company. We anticipate that this decision will be received favorably in the marketplace and by existing institutional investors.

On behalf of your Board of Directors, our management team and all of our loyal employees, we appreciate your continued support.

Sincerely,

Kent C. Lufkin
President/CEO

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of TF Financial Corporation. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about fully reducing nonperforming assets to pre-recession levels, disposing of problem loans and real estate acquired through foreclosure, realizing anticipated benefits as a result of our acquisition of Roebling Financial Corp, Inc. and its subsidiary Roebling Bank, growing loans, deposits and other customer relationships, offering new services to customers and repurchasing shares of our stock. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to fully reduce nonperforming assets to pre-recession levels, dispose of problem loans and real estate acquired through foreclosure, realize anticipated benefits as a result of our acquisition of Roebling Financial Corp, Inc. and its subsidiary Roebling Bank, grow loans, deposits and other customer relationships, offer new services to customers or repurchase shares of our stock. We caution that such statements are subject to a number of uncertainties, including those detailed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in TF Financial Corporation's Form 10-K for the fiscal year ended December 31, 2012, its Form 10-Q for the quarter ended March 31, 2013 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended. Therefore, readers should not place undue reliance on any forward-looking statements. TF Financial Corporation does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

News Release

July 25, 2013
FOR IMMEDIATE RELEASE

Contact: Dennis R. Stewart, EVP/CFO
(215) 579-4000

TF Financial Corporation Reports Second Quarter 2013 Results and 100% Increase in the Quarterly Dividend

Newtown, Pennsylvania: TF Financial Corporation (the "Company") (NASDAQ – THRD) today reported net income of $1,800,000 ($0.66 per diluted share) for the second quarter of 2013, a 44% increase over the $1,249,000 ($0.46 per diluted share) reported for the second quarter of 2012. In addition, net income advanced 47% over the first quarter of 2013.

Net income for the six month period ended June 30, 2013 was $3,023,000 ($1.10 per diluted share) compared with $2,404,000 ($0.88 per diluted share) for the first six months of 2012. The Company also announced that its Board of Directors declared a quarterly dividend of $0.10 per share, up from the previous rate of $0.05 per share, payable on August 15, 2013 to shareholders of record on August 8, 2013.

"Second quarter net income increased both year over year and as measured against the first quarter of 2013, reflecting solid momentum as we move through the year's halfway mark," said Kent C. Lufkin, president and chief executive officer. "As nonperforming assets and real estate owned are steadily returning to pre-recession levels, we have been expanding our commercial lending staff to pursue increasing opportunities to grow loan portfolios across our footprint. On an important related note, we closed on July 2 our acquisition of $156 million-asset Roebling Financial Corp, Inc. and its subsidiary Roebling Bank, which operated five branches in Burlington and Ocean Counties in New Jersey. Through Roebling, we are able to quickly enter a promising new contiguous market. We anticipate this will continue to accelerate our growth momentum for the balance of the year. Of additional note, the Board approved an increase in the dividend. Our dividend payout ratio is 15% for the current quarter, and produces an annual yield of 1.6% based on the closing price of our stock on June 30, 2013."

Results for the second quarter included:

- Pre-tax income was $2,221,000 during the quarter, a $580,000 increase over the $1,641,000 reported for the second quarter of 2012. Key non-interest differences included: bank-owned life insurance claims of $934,000 recorded only during the second quarter of 2013, income from the adjustment of the value of loan servicing rights which increased by $271,000 during the second quarter of 2013 when compared with the second quarter of 2012, and merger-related expenses of $295,000 recorded only during the second quarter of 2013.
- Net interest income was $5,806,000, a 1.2% decrease from the first quarter of 2013, and a 4.0% decrease from the second quarter of 2012. Similarly, the Company's net interest margin was 3.59% compared with 3.73% during the first quarter of 2013, and 3.96% during the second quarter of 2012. Yields on the Company's interest-earning assets fell by 18 basis points compared with the first quarter of 2013, and by 62 basis points compared with the second quarter of 2012. Partially offsetting these decreases, the cost of the Company's interest bearing liabilities fell by 4 basis points compared with the first quarter of 2013, and by 26 basis points compared to the second quarter of 2012. Margin compression has impacted the Company and was caused largely by the early repayment of higher rate residential mortgages, and repayments and rate reductions in the commercial mortgage portfolio, while competitive pressures continue to make it difficult for the Company to manage its cost of deposits towards lower levels. Also weighing on the Company's margin was a relatively large balance in other interest-earning assets, largely cash, averaging $39.1 million during the quarter ended June 30, 2013 which accumulated from loan repayments and deposit growth.
- Asset quality showed steady and significant improvement, with total non-performing assets at 1.70% of total assets at June 30, 2013, down from 2.20% at year-end 2012 and 2.80% at June 30, 2012, respectively. Non-performing loans were $6.0 million at quarter-end compared with $8.4 million at December 31, 2012 and $12.6 million at June 30, 2012. Similarly, real estate acquired through foreclosure was reduced to $6.2 million at June 30, 2013 compared with $7.3 million at December 31, 2012 and $6.6 million at June 30, 2012.
- The provision for loan losses was $400,000 and net charge-offs were $146,000 during the quarter, compared with a provision for loan losses of $500,000 and net charge-offs of $1,318,000 during

the second quarter of 2012. The Company's allowance for loan losses was $6,916,000 or 115.8% of non-performing loans at quarter end, compared with $6,163,000 or 49.1% of non-performing loans at June 30, 2012.

- Loans outstanding were $531.5 million, a $3.2 million or 0.6% increase during the quarter. Mortgage loans originated for sale were $9.9 million compared with $10.9 million during the second quarter of 2012. The corresponding gain on sale of loans was $226,000 during the quarter, compared with $214,000 during the second quarter of 2012.
- At quarter end, total deposits were $571.4 million, compared with $560.3 million at December 31, 2012, and $547.0 million at June 30, 2012. The steady growth in deposits has been highlighted by a 22.7% increase in non-interest checking deposits since June 30, 2012. In addition, the deposit mix continues to improve: at June 30, 2013 core checking, savings, and money market accounts were 71.1% of total deposits compared with 69.4% at December 31, 2012, and 69.8% at June 30, 2012.
- At June 30, 2013, the Company had a total risk-based capital ratio of 18.77%, a tier 1 risk-based capital ratio of 17.51% and a tier 1 leverage ratio of 10.74%.

TF Financial Corporation is a holding company whose principal subsidiary is 3rd Fed Bank, which operates 13 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey, and with the acquisition of Roebling Bank on July 2, 2013, also operates five additional full service branches in Burlington and Ocean Counties in New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, the Bank's website can be found at www.3rdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.